Exhibit 99.1
                                                                    ------------

                              OFFICER'S CERTIFICATE


            This Officer's Certificate is furnished pursuant to Section 4.10 of that certain Sale and Servicing Agreement dated as of September 1, 2006, among BMW Financial Services NA, LLC, as Seller, Servicer, Administrator and Custodian, Deutsche Bank Trust Company Americas, as Indenture Trustee, BMW FS Securities LLC, as Depositor, and the BMW Vehicle Owner Trust 2006-A as Issuer (the "Sale and Servicing Agreement") (all capitalized terms used herein without definition have the respective meanings specified in the Sale and Servicing Agreement).

THE UNDERSIGNED HEREBY CERTIFIES THAT:

            1.    I am a duly authorized officer of the Servicer;

            2. I have reviewed the terms of the Sale and Servicing Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Servicer and the performance of its obligations there under during the period from September 1, 2006 to December 31, 2006;


            3. To my knowledge, based on the review described in paragraph 2, the Servicer has fulfilled all its obligations under the Sale and Servicing Agreement, during the period from September 1, 2006 to December 31, 2006, except as set forth below.



            Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Servicer has taken, is taking, or proposes to take with respect to each such condition or event: NONE


            IN WITNESS WHEREOF, I have affixed hereunto set my hand this 2nd day of April, 2007.

      By:   BMW Financial Services NA, LLC

      By:   /s/ Kerstin Zerbst
            -------------------------------------------
            Kerstin Zerbst

      Title:   CFO